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                                  EXHIBIT 24

                       CONSENT OF INDEPENDENT AUDITORS



The Shareholders and Board of Directors
Thomas & Betts Corporation:

We consent to incorporation by reference in the Registration Statements (No. 33-1403 and No. 33-1404) on Form S-8 and in the Registration Statement (No. 33-44153) on Form S-3 of Thomas & Betts Corporation of our reports dated February 3, 1994, relating to the consolidated balance sheets of Thomas & Betts Corporation and subsidiaries as of January 2, 1994 and December 31, 1992 and the related consolidated statements of earnings, shareholders' equity, and cash flows, and related schedules for each of the years in the three-year period ended January 2, 1994 which reports appear or are incorporated by reference in the January 2, 1994 annual report on Form 10-K of Thomas & Betts Corporation.



                    KPMG Peat Marwick


Short Hills, New Jersey
March 23, 1994